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                                                                                      Exhibit 99.1

                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                               Unaudited
                                               ---------
                                                                      Twelve Months Ended
                                                                            March 31,
                                                                ----------------------------
                                                                      1994           1993
                                                                -------------- ------------
                                                            (Dollars in thousands, except per share amounts)
    OPERATING REVENUES
     Service                                                    $   228,029    $   144,764
     Equipment sales                                                 11,046         10,103
                                                               ------------    -----------
       Total Operating Revenues                                     239,075        154,867
                                                               ------------    -----------

    OPERATING EXPENSES
     System operations                                               37,181         25,778
     Marketing and selling                                           48,221         35,402
     Cost of equipment sold                                          29,826         18,456
     General and administrative                                      80,073         55,482
     Depreciation                                                    28,738         18,683
     Amortization of intangibles                                     21,316         14,471
                                                               ------------    -----------
       Total Operating Expenses                                     245,355        168,272
                                                               ------------    -----------

    OPERATING (LOSS) BEFORE MINORITY SHARE                           (6,280)       (13,405)
     Minority share of operating (income)                            (3,847)        (2,525)
                                                               ------------    -----------
    OPERATING (LOSS)                                                (10,127)       (15,930)
                                                               ------------    -----------

    INVESTMENT AND OTHER INCOME
     Investment income                                               19,048         12,366
     Amortization of license and deferred costs
       related to investments                                          (927)          (708)
     Interest income                                                  2,621          3,194
     Other (expense), net                                              (693)        (1,937)
     Gain on sale of cellular interests                               4,851         16,521
                                                               ------------    -----------
       Total Investment and Other Income                             24,900         29,436
                                                               ------------    -----------
    INCOME BEFORE INTEREST AND
      INCOME TAXES                                                   14,773         13,506
     Interest expense - affiliated                                   25,528         19,450
     Interest expense - other                                         3,966          3,888
                                                               ------------    -----------

    (LOSS) BEFORE INCOME TAXES                                      (14,721)        (9,832)

     Income tax expense                                               3,342          1,466
                                                               ------------    -----------
    NET (LOSS)                                                  $   (18,063)   $   (11,298)
                                                               ============    ===========
    WEIGHTED AVERAGE COMMON AND
      SERIES A COMMON SHARES (000s)                                  62,439         51,730

    NET (LOSS) PER COMMON SHARE                                 $      (.29)   $      (.22)
                                                               ============    ===========
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